EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-259797, 333-257440, 333-264781, and 333-285707) and on Form S-8 (Nos. 333-260671, 333-264780, 333-270831, and 333-279326) of our reports dated February 26, 2026, relating to the financial statements of Rocket Lab Corporation and the effectiveness of Rocket Lab Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
Los Angeles, CA
February 26, 2026